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                             For Immediate Release:

                               RENT-A-CENTER, INC.
                           CLASS CERTIFICATION DENIED
                                 IN MURRAY CASE

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PLANO, TEXAS, MAY 11, 2001 -- Rent-A-Center, Inc. (the "Company")
(NASDAQ/NNM:RCII) today announced that the federal district court in Kansas City, Missouri denied plaintiffs' motion for class certification in Brian Murray, et. al. v. Rent-A-Center, Inc. The Murray case, filed in May 1999, alleged various claims of racial discrimination in the Company's hiring, compensation, promotion and termination practices on behalf of a purported nationwide class. The court's ruling limits the case to the eight individual plaintiffs' claims, subject to their right to appeal the court's decision.

"The court's ruling is a very favorable development in this ongoing matter," commented J. E. Talley, the Company's Chairman and Chief Executive Officer. "The court agreed with our long-standing position that this matter should proceed on individual claims only, which we believe are without merit."

Rent-A-Center, headquartered in Plano, Texas, currently operates 2,198 company-owned rent-to-own stores in 50 states, Washington D.C. and Puerto Rico. The stores offer high-quality, durable goods such as home electronics, appliances, computers, and furniture and accessories to consumers under flexible rental purchase agreements that allow the customer to obtain ownership of the merchandise at the conclusion of an agreed-upon rental period. ColorTyme, Inc., a wholly-owned subsidiary of the Company, is a national franchisor of 342 rent-to-own stores, 330 of which operate under the trade name of "ColorTyme," and the remaining 12 of which operate under the "Rent-A-Center" name.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to have been correct. The actual future performance of the Company could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the risks detailed from time to time in the Company's SEC reports, including the Company's annual report on Form 10-K for the year ended December 31, 2000 and the Company's quarterly report on Form 10-Q for the quarter ended March 31, 2001, and the results of the Company's litigation. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as requested by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

CONTACTS FOR RENT-A-CENTER, INC:

Mitchell E. Fadel, President
(972) 801-1114
mfadel@racenter.com

Robert D. Davis, Chief Financial Officer
(972) 801-1204
rdavis@racenter.com

Peter J. Bates, Vice President - Finance
Director of Investor Relations
972-801-1205
pbates@racenter.com